Circuit City Completes Sale of Private-Label Credit Card Operation to Bank One

RICHMOND, Va. and CHICAGO, May 26, 2004 - Circuit City Stores, Inc. (NYSE:CC) today announced that it has completed the sale of its private-label credit card operation, which included both its private-label Circuit City credit card accounts and its co-branded Circuit City Plus Visa credit card accounts, to Bank One Corporation (NYSE:ONE).

Circuit City anticipates that the net cash proceeds from the sale, which was completed May 25, 2004, will total approximately $400 million and that the after-tax loss on the sale will total approximately $9 million, primarily driven by transition- and transaction-related expenses. Approximately $4 million of the loss was incurred in the fiscal year ended February 29, 2004. The company expects the remainder of the loss to be incurred in the company's first fiscal quarter ending May 31, 2004. On the date of the sale, the private-label operation included receivables and related cash reserves of approximately $1.8 billion and approximately 1.5 million active accounts.

"Circuit City's relationship with Bank One recognizes the strategic importance of effective credit programs and superior customer service to our business," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "We are excited about the opportunity to work with Bank One to jointly develop and introduce new features, products and services for our customers."

"Bank One is pleased to partner with a prominent retailer like Circuit City," said William I. Campbell, chief executive officer of Bank One's Card Services unit. "This transaction has allowed Bank One to efficiently acquire the expertise and operating systems associated with private-label credit card lending. We look forward to offering good value and excellent service to Circuit City customers."

The two companies entered into a relationship in which Bank One purchased the portfolio, will offer new private-label and co-branded credit cards, and will provide credit card services to existing cardholders. Bank One will compensate Circuit City for each new account opened and provide special financing terms to Circuit City customers. Bank One retained nearly all of Circuit City's private-label operation personnel, including most of the senior management, which should provide for a seamless transition for customers. The operation is managed by Senior Director Daniel P. Tierney, who has more than 15 years of experience with Circuit City.

Circuit City anticipates that the ongoing relationship with Bank One will generate an annual pretax earnings contribution of approximately $30 million, which is similar to the finance income Circuit City would have expected to generate if it had maintained ownership of the private-label operation. The earnings contribution subsequent to the sale date will be included in net sales and operating revenues on the company's consolidated statements of operations. The historical statements of operations will present results from the private-label finance operation through the sale date as finance income.


Circuit City's first quarter finance income will include the remainder of the loss on the sale and income generated by the private-label finance operation from the beginning of the quarter until the sale date. The company does not expect income earned under the ongoing relationship with Bank One from the May 25th sale date to the May 31st quarter-end date to be material.

First Annapolis Capital, Inc. acted as an advisor to Circuit City in connection with the transaction.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics. Circuit City operates 602 Superstores and five mall-based stores in 158 U.S. markets and through approximately 990 retail stores and dealer outlets in Canada through its subsidiary, InterTAN, Inc. The company also operates a Web site at www.circuitcity.com.

About Bank One Corporation
Bank One Corporation is the nation's sixth-largest bank holding company, with assets of more than $320 billion. Bank One currently has more than 51 million credit cards issued, making it the largest Visa credit card issuer in the world. Bank One offers a full range of financial services to large corporate and middle market commercial customers and retail consumers. This press release and additional information can be found on the Web at www.bankone.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) the timing and amount of any adjustments affecting the proceeds from the sale of the private-label operation and transition- and transaction-related costs, including severance costs or post-closing adjustments; (2) the ability of Circuit City and Bank One to successfully integrate Circuit City's retail business with the third-party credit card program to be offered by Bank One; and (3) future levels of sales activity and the acceptance of the third-party credit program by consumers on an ongoing basis.




For more information:

Bank One Card Services                Circuit City
David Webster (Media)                 Bill Cimino (Media and Investor)
302-282-6805                          804-418-8163

Bank One Corporation                  Circuit City
Thomas Kelly (Media)                  Jessica Simmons (Investor)
312-732-7007                          804-527-4038

Bank One Corporation                  Circuit City
Amy Fahey (Investor)                  Virginia Watson (Investor)
312-732-5771                          804-527-4033

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